FOR IMMEDIATE RELEASE

Contact:     Pamela Schreiber
                    Investor Relations
                    Atlas America, Inc.
                    1845 Walnut Street
                    10th Floor
                    Philadelphia, PA 19103
                   (215) 546-5005
                   (215) 546-5388 (facsimile)

Atlas America Inc. Fundraising Closes at Record Level
2004 Drilling Programs Provide $112 Million

Philadelphia, PA, October 18, 2004- Atlas America, Inc. (NASDAQ:ATLS) ( the “Company”) has completed its fundraising efforts for calendar year 2004 with a record $52.2 million in its year end public investment partnership program. The Company completed two private placements earlier in the year with a record total of $59.3 million of investor capital. The combined $112 million in funds raised represents a 48.3% increase over calendar year 2003 funds raised of $75.2 million, which set a prior record. The Company’s own capital commitment of $54.6 million to these investment programs brings total capital available for drilling to $166 million. The Company anticipates that the amounts raised will fund the drilling of approximately 648 net wells.

Atlas America, Inc. is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. The Company operates primarily in western Pennsylvania and eastern Ohio. Atlas America also owns 100% of the general partner of Atlas Pipeline Partners, L.P. (NYSE:APL) and owns an additional 1,641,026 subordinated units. APL owns and operates more than 3,280 miles of natural gas gathering pipelines in Oklahoma, Texas, Pennsylvania, New York and Ohio and a gas processing facility in Oklahoma. For more information, please visit our website at www.atlasamerica.com , or contact investor relations at pschreiber@atlasamerica.com .

Resource America, Inc. (Nasdaq:REXI), the parent of the Company, owns approximately 80.2% of the ATLS common stock. Resource America is an asset management company that uses industry-specific expertise to generate and administer investment opportunities for its own account and for outside investors in the energy, financial services, real estate and equipment leasing industries. For more information, please visit our website at www.resourceamerica.com or contact investor relations at pschreiber@resourceamerica.com .

Certain matters discussed within this press release are forward looking statement within the meaning of the Private Securities Litigation Act Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include title problems, environmental or other regulatory concerns, costs of, or shortages or delays in the availability of, oil field services and equipment, unexpected drilling conditions, unexpected geological conditions, adverse weather conditions, equipment failures or accidents, and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10Q.